UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2024

Hut 8 Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-41864	92-2056803
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Brickell Avenue, Suite 1500, Miami, Florida	33131
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 798-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HUT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Leadership Transition Announced; Asher Genoot Appointed Chief Executive Officer

On February 6, 2024, Hut 8 Corp. (the “Company”) determined that Asher Genoot, President of the Company, will succeed Jaime Leverton as Chief Executive Officer, effective immediately (the “Leadership Transition”).

Mr. Genoot, age 29, has served as the Company’s President since November 2023. Before joining the Company, from 2020 to 2023, he was Co-Founder, Director and President of U.S. Data Mining Group, Inc. dba US Bitcoin Corp (“USBTC”), a venture-backed private bitcoin mining company with a 730 MW portfolio across data centers in Texas, Nebraska, and New York as of December 2022. From 2016 to 2019, Mr. Genoot served as the founder and Chief Executive Officer at Curio, a Shanghai-based education company that expanded across the country. He currently serves as a Board Member at Curio. He also has experience as the Managing Director at Flagship Endeavors, a brand incubator. Mr. Genoot is a member of Young Presidents Organization and the 2024 Forbes 30 Under 30 – Energy.

Departure of Jaime Leverton

On February 6, 2024 (the “Termination Date”), in connection with the Leadership Transition, the Company notified Jaime Leverton of her termination, without cause, as the Company’s Chief Executive Officer and all positions as an employee or officer of the Company and its subsidiaries, effective immediately.

Ms. Leverton also resigned as a member of the Board of Directors of the Company effective February 12, 2024. Ms. Leverton’s resignation was not the result of any disagreement regarding any matter related to the Company’s operations, policies or practices.

On February 12, 2024, the Company and Hut 8 Mining Corp. (collectively, the “Hut Group”) entered into a Separation Agreement (the “Separation Agreement”) with Ms. Leverton providing for the following severance benefits consistent with termination without cause under her existing employment agreement. As of the Termination Date and subject to Ms. Leverton entering into a Full and Final Release with the Hut Group and subject to compliance with her ongoing obligations pursuant to her Employment Agreement dated as of November 30, 2023 (including, compliance with her restrictive covenants), she will be entitled to (i) a cash payment in lieu of notice equal to USD$1,100,000 paid in equal installments for one year; (ii) continuation of her benefits through February 6, 2025; (iii) vesting of the 452,664 restricted share units of the Company held by her as of the Termination Date in accordance with the terms of the Company’s Omnibus Long-Term Incentive Plan; and (iv) a cash payment in lieu of a bonus for fiscal year 2023 of CAD$500,000 paid in equal installments through February 6, 2025.

The foregoing description of the material terms of the Separation Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Separation Agreement, which will be filed as an exhibit to the Company's next Annual Report on Form 10-K.

Retention Arrangement for Shenif Visram

On February 11, 2024, the Hut Group entered into the following retention arrangements with Shenif Visram, the Company’s Chief Financial Officer (the “Retention Agreement”). Subject to Mr. Visram remaining actively employed by the Hut Group and performing his duties in a manner satisfactory to the Board of Directors of the Company through (i) April 30, 2024, then he will receive a cash retention bonus of USD$315,000 (the “First Bonus”) and 33,333 restricted shares units of the Company scheduled to vest on December 31, 2024 will instead vest on April 30, 2024 (the “First Tranche”); (ii) July 31, 2024, then he will receive a cash retention bonus of USD$315,000 (the “Second Bonus”) and 33,333 restricted share units of the Company scheduled to vest on December 31, 2025 will instead vest on July 31, 2024 (the “Second Tranche”); (iii) October 31, 2024, then he will receive a retention bonus of USD$215,000 (the “Third Bonus”); and (iv) January 31, 2025, then he will receive a retention bonus of USD$215,000 (the “Fourth Bonus”). If on or before July 31, 2024 Mr. Visram’s employment is terminated without cause or he resigns for Good Reason (as defined in his Employment Agreement dated November 30, 2023), then he will be entitled to receive the First Bonus (if not yet paid) and the Second Bonus and vesting of the First Tranche (if not yet vested) and the Second Tranche (Mr. Visram will not be entitled to the Third Bonus or Fourth Bonus). In connection with the Retention Agreement, if before February 1, 2025, Mr. Visram’s employment is terminated without cause or he resigns for Good Reason, then the existing severance entitlements pursuant to his Employment Agreement will not apply and instead, he will be provided with the minimum statutory notice, pay and benefits as prescribed by the Employment Standards Act, 2000 (Ontario). From February 1, 2025 onward, Mr. Visram’s employment agreement shall revert to the original terms with respect to his severance entitlements.

Item 8.01.               Other Events.

On February 6, 2024, in connection with the Company’s previously-completed redomiciliation to Delaware, the Company notified Aniss Amdiss of his termination, without cause, as the Company’s Chief Legal Officer and Corporate Secretary, effective immediately.

Item 9.01                Financial Statements and Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUT 8 CORP.
(Registrant)

Date: February 12, 2024

By:	/s/ Asher Genoot
	Name:	Asher Genoot
	Title:	Chief Executive Officer

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